Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF

REDEMPTION OF OUTSTANDING 3.25% CONVERTIBLE NOTES

Boston, Massachusetts – August 6, 2008 – American Tower Corporation (NYSE: AMT) announced today that it has completed its previously announced redemption of all of its outstanding 3.25% convertible notes due August 1, 2010. In accordance with the conversion provisions of the notes and the indenture for the notes, holders of the notes had the right at any time until and including, but not after the close of business on August 5, 2008, to convert their notes into shares of the Company’s Class A common stock at a conversion rate of 81.808 shares of Class A common stock per $1,000 principal amount of notes. Holders of all $4.7 million of the outstanding notes converted their notes into an aggregate of 384,332 shares of the Company’s Class A common stock prior to redemption. As a result, as of August 6, 2008, none of the 3.25% notes remained outstanding.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 23,000 sites in the United States, Mexico and Brazil. For more information about American Tower, please visit www.americantower.com

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